Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER ANNOUNCES THE CLOSING OF THE SALE OF ITS GLOBAL ITO BUSINESS

GREENWOOD VILLAGE, Colo., Oct. 15, 2012— Ciber, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today announced that it has closed the previously announced sale of certain assets of its Global IT Outsourcing Business to Savvis, a CenturyLink company and global leader in cloud infrastructure and hosted IT solutions for enterprises.  The closing price was $6 million, plus additional future consideration in the form of a cash earn-out payment based on results at December 2013.

Ciber President and CEO David Peterschmidt commented, “We are excited to extend our strategic partnership with Savvis.  Ciber will continue to provide clients full lifecycle application development and outsourcing solutions, including system design, implementation and managed services, while partnering with Savvis to leverage its expertise and resources in physical infrastructure.”

About Ciber, Inc.

Ciber is a global IT consulting company with 7,000 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.